UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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☒	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Leading Proxy Advisory Firms ISS and Glass Lewis
Recommend Stockholders Vote FOR All of Ambac’s Nominees and
NOT for Canyon’s Nominee and Agenda
NEW YORK, NY, May 9, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation, provide financial guarantees and other financial services, today announced that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis, the two leading independent proxy advisory firms, recommend that Ambac stockholders vote FOR all of the Company’s highly-qualified director nominees at the Company's upcoming Annual Meeting of Stockholders, to be held on May 18, 2016 and NOT for the nominee proposed by Canyon Capital Advisors (“Canyon”).
Ambac appreciates these recommendations from ISS and Glass Lewis and their acknowledgement that our current Board of Directors, under the leadership of Chairman Jeffrey S. Stein, is best positioned to oversee our ongoing strategy to maximize stockholder value by maintaining a collaborative relationship with our principal regulator and executing on a sustained program of disciplined and accretive asset-liability management. As Glass Lewis noted, Ambac’s strong financial and operational achievements, including our 2015 results, indicate that “management's existing strategy has yielded improved year-over-year performance for Ambac.“1
Specifically, ISS concluded that “[g]iven Ambac's relationship with its regulator appears to be progressing in a positive manner, the seemingly full qualifications and expertise of the sitting directors, and the fact that the board as currently constituted appears to be providing appropriate oversight, [Canyon] has not made a compelling case that additional board change is warranted at this time [emphasis added].” Moreover, ISS also highlighted the conflict presented by Canyon holding a position in Ambac related debt securities more than ten times greater than its equity position, the importance of our regulatory relationships, and the fact that Ambac is earning a positive carry on the 5.1% interest accruing on the debt Canyon owns - belying Canyon’s claims to the contrary.
Based on their rigorous, independent analysis ISS found that “votes on the WHITE card FOR the six management nominees, including the Chairman targeted by the dissident, are warranted.”2
Glass Lewis also highlighted the following points3, which speak to the conflicted nature of Canyon’s position, why their agenda is not in the best interests of stockholders and why Mr. Stein is a superior choice compared to Canyon’s nominee (emphasis added in the below).

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“…we believe the current management group has reasonably communicated and implemented [their] strategy, improved Ambac's operating performance and shown a willingness to constructively engage with investors to ensure key managerial and strategic initiatives enjoy broader support. Based on these factors, we believe investors should support the slate of nominees submitted by Ambac. Accordingly, we recommend shareholders vote FOR all nominees using management's WHITE proxy card.”

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“Afforded a full review of available information, we are inclined to suggest Canyon's preferred strategic trajectory for Ambac…seems principally informed by its position as a creditor to Ambac, rather than as a long-term shareholder of the Company.”

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“Canyon's position, which we believe is partially mired in conflicts of interest, fails to serve as sufficiently meaningful cause for investors to support additional changes to the Ambac board at this time.”

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“[I]t would seem Ambac can continue to satisfy these obligations [referring to Ambac’s debt obligations owned by Canyon] on existing terms while attempting to allocate capital in a manner more likely to generate sustainable long-term gains for shareholders, rather than the more immediate return to debtholders seemingly favored by Canyon.”

1.	From Glass Lewis’ report of May 4, 2016.

2.	All are from ISS’ report of May 6, 2016.

3.	All are from Glass Lewis’ report of May 4, 2016.

•	“Given Ambac's relative stability since exiting bankruptcy, we fail to see that Mr. Arnold's principal experience augments the board in a way likely to be decisively favorable to ordinary investors.”

•	“Canyon relies too much on proprietary adjustments, inconsistent presentation methodologies and increasingly hostile and inflammatory rhetoric”

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“Further still, we are concerned the increasingly dramatic rhetoric displayed in Canyon's most recent April 28, 2016 letter to investors…fails to portend a balanced or constructive engagement framework in connection with a successful Dissident campaign.”

Ambac firmly believes that Mr. Stein’s continued leadership of the Board is instrumental to our forward progress given his expertise, experience, relationships, institutional knowledge, and commitment to leading corporate governance practices, and we are pleased to see that ISS and Glass Lewis agree with that assessment.
Accordingly, Ambac urges stockholders to vote the WHITE proxy card FOR Ambac’s Board nominees and join the investors representing more than 20% of our shares who have already publicly supported our Board and management team and rejected Canyon.
Ambac strongly encourages stockholders to visit ambacforshareholders.com to find additional important information.
Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock.

Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.

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